5: Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 9, 2009

NEIMAN MARCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

"PIK" Interest Election

The Neiman Marcus Group, Inc. ("NMG"), a wholly owned subsidiary of Neiman Marcus, Inc. (the "Company"), may elect, for any interest payment period through October 15, 2010, to use the payment-in-kind ("PIK") feature of its outstanding 9%/9 3/4% Senior Notes due 2015 (the "PIK Notes") in lieu of making cash interest payments. NMG negotiated for the right to include the PIK feature in its Senior Indenture relating to the PIK Notes because of its belief that this feature could be a useful tool to enhance liquidity under appropriate circumstances. Given the dislocation in the financial markets and the uncertainty as to when reasonable conditions will return, NMG believes that conditions are appropriate to utilize this feature, even though NMG currently has $576.3 million of unused borrowing available under its $600 million revolving credit facility. Accordingly, NMG has elected to pay PIK interest for the interest period commencing on January 15, 2009 and continuing through April 14, 2009.

In connection with this election, on January 12, 2009, NMG delivered notice to the Wells Fargo Bank, N.A., trustee under the Senior Indenture governing the PIK Notes that, with respect to the interest due on such PIK Notes for the interest payment period commencing January 15, 2009, NMG will make such interest payment by paying in kind at the PIK interest rate of 9 3/4% instead of paying interest in cash.

Prior to the beginning of each eligible interest period in the future, NMG will evaluate whether to continue utilizing this PIK feature, taking into account market conditions and other relevant factors at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.
(Registrant)

Date: January 13, 2009	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President